EXHIBIT 11

               OXBORO MEDICAL INTERNATIONAL, INC. AND SUBSIDIARIES
                         PER SHARE EARNINGS COMPUTATION
                                   (Unaudited)



                                                 Three Months Ended             Six Months Ended
                                                      March 31                       March 31
                                           -----------------------------   --------------------------
                                                1996           1995            1996           1995
                                           -------------   -------------   -------------   ----------
Weighted average number of common shares       2,672,278       2,672,278       2,672,278    2,672,278
outstanding

Common stock equivalent due to assumed
exercise of options                                  -0-             -0-             -0-          -0-
                                           -------------   -------------   -------------   ----------

Total shares                                   2,672,278       2,672,278       2,672,278    2,672,278
                                           =============   =============   =============   ==========

Net earnings                               $      33,201   $      25,422   $      39,595   $   74,983
                                           =============   =============   =============   ==========

Earnings per share                         $         .01   $         .01   $         .01   $      .03
                                           =============   =============   =============   ==========
